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                                                                    Exhibit 99.1

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                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                            355 LEXINGTON AVENUE
                                                              NEW YORK, NY 10017

FOR FURTHER INFORMATION:
AT THE COMPANY:                    AT THE FINANCIAL RELATIONS BOARD:
T. Wilson Eglin                    Larry Stein           Diane Hettwer
Chief Executive Officer            General Inquires      Analyst Inquires
(212) 692-7260                     (312) 640-6794        (312) 640-6760

FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 2, 2003

                      LEXINGTON CORPORATE PROPERTIES TRUST
              FORMS JOINT VENTURE WITH CLARION LION PROPERTIES FUND

NEW YORK, NY - OCTOBER 2, 2003 - LEXINGTON CORPORATE PROPERTIES TRUST (NYSE:LXP), a real estate investment trust, today announced that it has formed a Joint Venture program (the "Joint Venture") with Clarion Lion Properties Fund, LLC ("Lion Fund") to invest in single-tenant net-leased real estate throughout the United States. Under the terms of the Joint Venture, Lexington and the Lion Fund plan to contribute $30 million and $70 million, respectively, to the Joint Venture. The Joint Venture will acquire single tenant office, industrial and retail properties and intends to acquire $250 million in real estate. The Joint Venture is Lexington's third such partnership with a major institutional investor and will enable Lexington to expand its operating platform, grow its asset management business and broaden its access to capital.

COMMENTS FROM MANAGEMENT

         E. Robert Roskind, Chairman of Lexington, commented, "We are very pleased that our net-lease investment strategy has received another strong institutional endorsement. We believe that our joint venture strategy helps us create shareholder value and enhance our portfolio diversification. Moreover, this new investment program should allow us to increase our acquisition volume and generate higher returns on equity."

About Lexington

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Wednesday, October 1, 2003 at $19.33 per

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LEXINGTON CORPORATE PROPERTIES TRUST
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share. Lexington pays an annualized dividend of $1.34 per share. Additional information about Lexington is available at www.lxp.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

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